Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer (763) 551-5000

CONTACT:	Investor Relations:
Cara O’Brien/Athan Dounis
Media Relations:
FOR IMMEDIATE RELEASE	Stephanie Sampiere
FD Morgen-Walke
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS
FULL YEAR AND FOURTH QUARTER RESULTS
~Company Achieves Diluted EPS of $1.45 in Fiscal 2003 and $0.40 in the Fourth Quarter~

Minneapolis, MN, April 9, 2003 – Christopher & Banks Corporation (NYSE: CBK) today reported results for the fiscal year and fourth quarter ended March 1, 2003.

For the fiscal year, net sales increased 23% to $338.8 million from $275.9 million last year, while same-store sales increased 1%.  Net income grew 17% to a record $38.5 million, or $1.45 per diluted share, compared to net income of $32.9 million, or $1.26 per diluted share, for the year ended March 2, 2002.

Bill Prange, Chairman and Chief Executive Officer, commented, “In fiscal 2003, we were pleased to have increased our earnings per diluted share by more than 15% to $1.45 in a very difficult retail environment.  Same-store sales increased 1%, marking the seventh consecutive year where we have generated positive same-store sales.  The strength of our business model allowed us to produce significant cash flow.  During the year, we opened 94 new stores and repurchased over $13 million of our common stock while growing our balance of cash and short term investments from $40.9 million to $64.1 million.”

For the fourth quarter, net sales increased 15% to $95.4 million, compared to $82.8 million in the prior year period, while same-store sales decreased 6%.  Net income rose to $10.5 million, or $0.40 per diluted share, compared to net income of $10.3 million, or $0.39 per diluted share, for the quarter ended March 2, 2002.

CHRISTOPHER & BANKS CORPORATION REPORTS
FULL YEAR AND FOURTH QUARTER RESULTS

Commenting on the fourth quarter results, Mr. Prange stated, “While sales were softer than expected, we are pleased to have generated operating income which was 17.4% of sales.  During the quarter, we managed our inventory conservatively, thereby protecting the integrity and value of our brands.”

Mr. Prange concluded, “We believe the retail environment will continue to be challenging in fiscal 2004.  Nevertheless, we remain comfortable with our plan to open 100 new stores this year.  We are confident that our continued expansion together with our strong balance sheet and increasingly popular brands will enable us to capitalize on any improvement in economic conditions.”

The Company will discuss its fourth quarter results in a conference call scheduled for today, April 9, 2003, at 5 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 449 stores in 37 states, located primarily in the northern half of the United States.  For more information on Christopher & Banks Corporation, visit the Company’s website at www.christopherandbanks.com.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(Financial Tables To Follow)

CHRISTOPHER & BANKS CORPORATION
COMPARATIVE INCOME STATEMENT
FOR THE FOURTH QUARTER AND YEAR ENDED MARCH 1, 2003
AND MARCH 2, 2002
(in thousands, except per share data)

	Quarter Ended		Year Ended
	March 1, 2003	March 2, 2002	March 1, 2003	March 2, 2002
	(Unaudited)

Net sales	$95,392	$82,771	$338,756	$275,853
Merchandise, buying and occupancy	55,268	45,488	191,129	153,661
Gross profit	40,124	37,283	147,627	122,192
Selling, general and administrative	20,921	18,621	76,672	61,330
Depreciation and amortization	2,570	1,995	9,387	7,092
Operating income	16,633	16,667	61,568	53,770
Interest, net	276	160	895	337
Income before income taxes	16,909	16,827	62,463	54,107
Income tax provision	6,450	6,526	23,988	21,251

Net income	$10,459	$10,301	$38,475	$32,856

Basic earnings per share:
Net income	$0.41	$0.41	$1.50	$1.33

Basic shares outstanding	25,622	25,064	25,597	24,692

Diluted earnings per share:
Net income	$0.40	$0.39	$1.45	$1.26

Diluted shares outstanding	26,175	26,408	26,491	26,147

~ more ~

CHRISTOPHER & BANKS CORPORATION
COMPARATIVE BALANCE SHEET
(in thousands)

	March 1, 2003	March 2, 2002

ASSETS
Current assets:

Cash and cash equivalents	$8,279	$40,875
Short-term investments	55,812	—
Merchandise inventory	24,134	18,999
Other current assets	8,665	9,084
Total current assets	96,890	68,958

Property, equipment and improvements, net	69,164	57,724

Other assets	303	1,936

Total assets	$166,357	$128,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,717	$2,487
Accrued liabilities	13,532	11,631
Total current liabilities	18,249	14,118

Other liabilities	4,808	2,524

Stockholders’ equity:
Common stock	277	270
Additional paid-in capital	52,372	46,236
Retained earnings	106,945	68,470
Treasury stock	(16,294)	(3, 000)
Total stockholders’ equity	143,300	111,976

Total liabilities and stockholders’ equity	$166,357	$128,618

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